Exhibit 10.19
Prime Medicine, Inc.
December 20, 2019
Andrew V. Anzalone, MD, PhD

Dear Andrew:
On behalf of Prime Medicine, Inc. (the “Company”), I am pleased to offer you the employment with the Company. The terms and conditions of your employment are set forth below.
1.    Position.  Your initial position with the Company will be Senior Scientist II, Head, Prime Editing Platforms.
2.    Start Date.  Your employment will begin on a mutually agreeable date, to be no later than August 17, 2020 (the “Start Date”).
3.    Salary.  The Company will pay you an annual base salary of $165,000, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. This salary will be subject to periodic review and adjustments at the Company’s discretion.
4.    Bonus.  You will be eligible to receive an annual performance bonus. The Company will target the bonus at up to 15% of your annual base salary rate. The actual bonus percentage, whether a bonus is awarded and the amount of any bonus are discretionary and will be subject to the Company’s assessment of your performance, as well as business conditions at the Company. To earn any bonus, you must be employed by the Company on the date the bonus is paid.
5.    Equity Incentive.  You will be eligible to participate in the Company’s equity incentive program, subject to approval by the board of directors. We will recommend to the board of directors after you join the Company that you be granted an option to purchase 2,159,621 shares of the Company’s common stock (the “Founder Award”) representing approximately 1% of the fully-diluted capitalization of the Company through the last closing of the Company’s Series A Preferred Stock financing, at the stock’s then fair market value. Subject to your continued service to the Company, the Founder Award will follow a vesting schedule providing for (i) the portion of the shares underlying the Founder Award that represents 1% of the Company’s capitalization on a fully-diluted basis as of immediately after the first closing to vest on a 4-year vesting schedule with a first year cliff and monthly thereafter, with the first year cliff vesting to occur on the one year anniversary of your service commencement date (the “Founder Vesting Schedule), and (ii) the portion of the shares underlying the Founder Award that represents 1% of the Company’s capitalization on a fully-diluted basis as of immediately after the second closing, third closing, and last closing, as the case may be, to become eligible to vest on the same Founder Vesting Schedule as of the second closing, third closing, and last closing, respectively;

Andrew V. Anzalone, MD, PhD
December 20, 2019

provided that if the Company raises less cash proceeds in its Series A Preferred Stock financing than the total amount contemplated in connection with the calculation of your total Founder Award, then the portion of the shares underlying your Founder Award shall be adjusted down proportionately.
In addition, as a full time employee, you will be eligible to participate in the Company’s equity incentive program, subject to approval by the board of directors. We will recommend to the board of directors after you join the Company that you be granted an option to purchase 223,000 shares of the Company’s common stock at the stock’s then fair market value. Your eligibility for this equity incentive will be governed by the Company’s stock plan and any associated equity agreement required to be entered into by you and the Company.
6.    Benefits.  At the present time, the Company does not offer medical insurance coverage or other similar benefits. However, you will be eligible to participate in benefits programs that may be adopted by the Company in the future to the same extent as, and subject to the same terms, conditions and limitations applicable to, other employees of the Company of similar rank and tenure.
7.    Representation Regarding Other Obligations.  You also will be required to sign, as a condition of your employment, an Employee Confidentiality, Assignment and Nonsolicitation Agreement (the “Employee Agreement”), a copy of which is enclosed and incorporated herein by reference. This offer is conditioned on your representation that you are not subject to any confidentiality, non-competition, nonsolicitation, invention assignment or other agreements that restricts your employment activities or that may affect your ability to devote full time and attention to your work at the Company. If you have entered into any agreement that may restrict your activities on behalf of the Company, please provide me with a copy of the agreement as soon as possible. You further represent that you have not used and will not use or disclose any trade secret or other proprietary right of any previous employer or any other party.
8.    Taxes.  All forms of compensation referred to in this Offer Letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its board of directors related to tax liabilities arising from your compensation.
9.    Interpretation, Amendment and Enforcement.  This Offer Letter, the Employee Agreement, and any plans and agreements applicable to the issuance of incentive awards referred in Section 5 of this Offer Letter (the “Equity Documents”) constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. You agree that you are not relying on any representation or promise of the Company or any agent of the Company’s except as is expressly set forth herein. Except as expressly otherwise provided in the Equity Documents or the Employee Confidentiality and Assignment Agreement, the terms of this Offer Letter and the resolution of any disputes as to the meaning, effect, performance or validity of this Offer Letter or arising out of, related to, or in any way connected with, this Offer Letter, your employment

Andrew V. Anzalone, MD, PhD
December 20, 2019

with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Massachusetts law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts in connection with any Dispute or any claim related to any Dispute, and waive any right to a jury with respect to such Dispute.
10.    Other Terms.  Your employment with the Company will be on an “at will” basis. In other words, you or the Company may terminate your employment for any reason and at any time, with or without cause. Although your job duties, title, compensation and benefits, as well as the Company’s benefit plans and personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company.
In addition, this offer is subject satisfactory background and reference checks. As with all employees, our offer to you is also contingent on your submission of satisfactory proof of your identity and your legal authorization to work in the United States.
We are excited about the prospect of having you join the Company. We look forward to receiving a response from you within one week acknowledging, by signing below, that you have accepted this offer of employment.

Very truly yours,

PRIME MEDICINE, INC.

	By:	/s/ John Evans
	Name:	John Evans
	Title:	CEO

I have read and accept this employment offer:

/s/ Andrew V. Anzalone	1/17/2020
Andrew V. Anzalone, MD, PhD	Date